UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 6, 2009 (August 5, 2009)

IRON MOUNTAIN INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts, 02111

(Address of Principal Executive Offices, Including Zip Code)

(617) 535-4766
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01. Other Events.

On August 5, 2009, Iron Mountain Incorporated, or the Company, announced that it priced an underwritten public offering of $550 million in aggregate principal amount of 8-3/8% Senior Subordinated Notes due 2021, or the 8-3/8% Notes.  The 8-3/8% Notes will be sold at 99.625% of par.  The net proceeds to the Company from this offering are expected to be $538.5 million, after paying the underwriter’s discounts and commissions and estimated expenses.  The Company intends to use the net proceeds from this offering to redeem all of the Company’s outstanding 8-5/8% Senior Subordinated Notes due 2013, or the 8-5/8% Notes, pursuant to a call notice to be sent to holders of the Notes on or about the date of closing of the 8-3/8% Notes, which we expect to occur on August 10, 2009, or the Call Notice.  Net proceeds are also expected to be used for the possible repayment, repurchase or retirement of other indebtedness and for general corporate purposes, including possible future acquisitions and investments.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The redemption of the 8-5/8% Notes will be made only by means of the Call Notice.  This Current Report on Form 8-K does not constitute a notice of redemption of the 8-5/8% Notes.

A copy of the Company’s press release announcing the pricing of the public offering of the 8-3/8% Notes is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

1.1

Underwriting Agreement dated as of August 5, 2009 by and among Iron Mountain Incorporated, certain subsidiaries of Iron Mountain Incorporated and the underwriters named therein, pertaining to $550,000,000 in aggregate principal amount of 8-3/8% Senior Subordinated Notes due 2021.

5.1	Opinion of Sullivan & Worcester LLP.
5.2	Opinion of Gesmer Updegrove LLP.
23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1).
23.2	Consent of Gesmer Updegrove LLP (contained in Exhibit 5.2).
99.1	Press Release of Iron Mountain Incorporated, dated August 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Ernest W. Cloutier
Senior Vice President and
General Counsel

Date: August 6, 2009